Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Aircastle Announces Rescheduled Q&A

Stamford, CT.  May 9, 2008 – Aircastle Limited (“Aircastle”) (NYSE: AYR) reported that due to a technical error that prevented the question and answer process from functioning properly at the conclusion of management remarks on today’s earnings call, management will host a conference call today, May 9, 2008, at 1:30 pm Eastern time, to complete the question and answer portion of  the call.  All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 510-4578 (from within the U.S.) or (706) 634-9537 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Aircastle First Quarter Earnings Call."

A webcast of the question and answer portion of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. Eastern time on Friday, May 16, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference passcode "47471754.”

About Aircastle Limited

Aircastle Limited is a global aviation company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of May 6, 2008, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.3 billion and $1.3 billion, respectively, for a total of approximately $5.6 billion.